Exhibit 99.1

News for Immediate Release

Contact: Alan Breitman
Managing Director, Chief Financial Officer
The First Marblehead Corporation
One Cabot Road, Suite 200
Medford, MA 02155
617.638.2065

First Marblehead Receives Congressional Joint Committee on Taxation Review Affirming the IRS’s Decision

MEDFORD, MA, July 15, 2015 — The First Marblehead Corporation (NYSE: FMD) today announced that the Internal Revenue Service (“IRS”) has informed the Company that the Congressional Joint Committee on Taxation (the “Joint Committee”) has completed its review of the IRS’s decision to no longer challenge the federal tax refunds the Company previously received in the amounts of $176.6 million and $45.1 million.  The Joint Committee has taken no exception to the conclusions reached by the IRS.  At this time, the IRS’s audit of the Company’s tax returns for fiscal 2007 through fiscal 2010 is now complete.

“The completion of the Joint Committee’s review, and its decision to take no exception to the IRS’s decision, was the final hurdle for us in this matter,” said Daniel Meyers, Chairman and Chief Executive Officer.  “We are pleased that the IRS audit is finally behind us and again want to extend our thanks to our trusted advisors who worked tirelessly to bring this matter to its rightful conclusion,” he continued.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services for lenders. For more information, please see www2.cology.com.